[LETTERHEAD OF PARKS, TSCHOPP, WHITCOMB & ORR]

The Board of Directors
MegaMedia Networks, Inc.


We consent to the use of our report dated March 20, 2000 in the Registration Statement on Form SB-2 and related Prospectus of MegaMedia Networks, Inc. for the registration of 5,829,430 shares of its common stock, and to the reference to our firm under the heading "Experts" therein.

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.
Maitland, Florida
August 11, 2000